Exhibit 99.1

CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

For Immediate Release

ENDO PHARMACEUTICALS AGREES TO ACQUIRE PENWEST PHARMACEUTICALS AND SUBMITS NDA FOR NEW FORMULATION OF LONG-ACTING OXYMORPHONE DESIGNED TO BE CRUSH-RESISTANT

•	Endo to Acquire Penwest in an all cash transaction expected to be immediately accretive to 2010 Adjusted Earnings Per Share

•	Endo increases guidance for adjusted diluted EPS to a range of $3.30 to $3.35 and now expects Reported or GAAP diluted EPS to be in a range of $1.89 to $1.97

•	New Formulation of Long-Acting Oxymorphone Designed to Be Crush-Resistant and will Extend Endo’s Commitment to Leadership and Growth in its Pain Management Franchise

CHADDS FORD, Pa. August 9, 2010 – Endo Pharmaceuticals (Nasdaq: ENDP) today announced actions designed to advance the company’s leadership and growth in pain management, including an agreement to acquire all outstanding shares of Penwest Pharmaceuticals (Nasdaq: PPCO) for $5.00 in cash per share, or an estimated enterprise value of approximately $144 million at the time of deal close. Penwest has been working with Endo since 1997 on the development and commercialization of OPANA® ER and receives a royalty stream on net sales of the product.

“Our acquisition of Penwest sets the stage for maximizing the value of the OPANA franchise and for leveraging Penwest’s drug delivery technologies and pipeline across our branded and specialty generics businesses for the benefit of patients,” said Julie McHugh, chief operating officer, Endo Pharmaceuticals. “This transaction highlights the growth potential of Endo’s core Pain Management franchise, enhances our earnings, and creates significant value for shareholders of both organizations.”

Under the terms of the merger agreement, Endo will shortly commence an all-cash tender offer to acquire 100 percent of the outstanding common stock of Penwest Pharmaceuticals for $5.00 per Penwest share. The tender offer is expected to be completed in September, 2010. Endo will acquire any Penwest shares that are not purchased in the tender offer in a second-step merger which is expected to be completed during the fourth quarter of 2010 at the same price per share paid in the tender offer. The tender offer will be subject to certain closing conditions, including a minimum condition that not less than a majority of shares of Penwest common stock are tendered into the offer. Tang Capital Partners, LP, and Perceptive Advisors LLC, shareholders of Penwest, and Jennifer Good, Penwest’s President and Chief Executive Officer, who collectively own 38.6% of the common stock of Penwest, have committed to tender their shares in the tender offer. The transaction has been unanimously approved by the boards of directors of both companies.

Financial Guidance

Endo expects the transaction to be immediately accretive to 2010 adjusted earnings per share. Accretion derives primarily from a reduction in cost of goods sold associated with OPANA ER royalties otherwise payable, as well as certain tax attributes associated with the acquired company. The Company is reiterating its 2010 revenue guidance of between $1.63 billion and $1.68 billion dollars, but is now raising its 2010 adjusted diluted earnings per share financial guidance, in anticipation of the consummation of the Penwest transaction. Endo now estimates full year adjusted diluted earnings per share to be between $3.30 to $3.35 per share versus previous guidance of $3.25 to $3.30 per share.

The Company now estimates reported (GAAP) diluted earnings per share to be between $1.89 to $1.97 per share, reflecting charges associated with the expected consummation of the Penwest transaction. For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Research and Development Milestone

Endo also announced the filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for a new extended-release formulation of oxymorphone for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. The new formulation was developed in partnership with Grünenthal GmbH. Grünenthal is an independent, global pharmaceutical company with long-time experience in the development of innovative analgesics. This formulation of oxymorphone is designed to reduce accidental misuse and deter certain methods of intended abuse.

“The level of opioid abuse has risen dramatically over the past decade in the United States and created significant challenges for physicians who prescribe opioids,” said Ivan Gergel, MD, executive vice president of research and development, Endo Pharmaceuticals. “As a responsible company with a long-standing history in pain management, Endo is committed to applying our expertise to deliver a new crush-resistant opioid medication to deter non-medical abuse so that patients who experience moderate to severe chronic pain continue to get access to appropriate therapy.”

The NDA submission is based on a non-clinical and clinical development program designed to demonstrate that the crush-resistant formulation of oxymorphone addresses attempts to break, crush, extract, powder and pulverize the product.

Important information about OPANA® ER

OPANA ER is indicated for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time and is not intended for use as an as needed analgesic.

OPANA ER is not indicated for pain in the immediate post-operative period (12-24 hours following surgery) for patients not previously taking opioids because of the risk of over sedation and respiratory depression requiring reversal with opioid antagonists. OPANA ER is not indicated for pain in the post-operative period if the pain is mild or not expected to persist for an extended period of time.

OPANA® ER has a boxed warning as follows:

WARNING: OPANA ER contains oxymorphone, which is a morphine-like opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics.

Oxymorphone can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing OPANA ER in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse, or diversion.

OPANA ER is an extended-release oral formulation of oxymorphone indicated for the management of moderate to severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time.

OPANA ER is NOT intended for use as an as needed analgesic.

OPANA ER TABLETS are to be swallowed whole and are not to be broken, chewed, dissolved, or crushed. Taking broken, chewed, dissolved, or crushed OPANA ER TABLETS leads to rapid release and absorption of a potentially fatal dose of oxymorphone.

Patients must not consume alcoholic beverages, or prescription or nonprescription medications containing alcohol, while on OPANA ER therapy. The co-ingestion of alcohol with OPANA ER may result in increased plasma levels and a potentially fatal overdose of oxymorphone.

OPANA ER contains oxymorphone, an opioid agonist and Schedule II controlled substance with an abuse liability similar to morphine and can be abused in a manner similar to other opioid agonists, legal or illicit.

OPANA ER is contraindicated in patients with a known hypersensitivity to oxymorphone hydrochloride, morphine analogs such as codeine, or any of the other ingredients of OPANA ER; in patients with moderate or severe hepatic impairment or in any situation where opioids are contraindicated such as: patients with respiratory depression (in the absence of resuscitative equipment or in unmonitored settings), acute or severe bronchial asthma, hypercarbia, and in any patient who has or is suspected of having paralytic ileus.

OPANA ER is not indicated for pain in the immediate post-operative period (the first 12–24 hours following surgery), or if the pain is mild, or not expected to persist for an extended period of time. OPANA ER is only indicated for post-operative use if the patient is already receiving the drug prior to surgery or if the post-operative pain is expected to be moderate or severe and persist for an extended period of time. Physicians should individualize treatment, moving from parenteral to oral analgesics as appropriate (see American Pain Society guidelines).

Respiratory depression is the chief hazard of OPANA ER, particularly in elderly or debilitated patients. OPANA ER should be administered with extreme caution to patients with conditions accompanied by hypoxia, hypercapnia, or decreased respiratory reserve such as: asthma, chronic obstructive pulmonary disease or cor pulmonale, severe obesity, sleep apnea syndrome, myxedema, kyphoscoliosis, central nervous system (CNS) depression, or coma.

Patients receiving other opioid analgesics, general anesthetics, phenothiazines or other tranquilizers, sedatives, hypnotics, or other CNS depressants (including alcohol) may experience additive effects resulting in respiratory depression, hypotension, profound sedation, or coma.

OPANA ER should be used with caution in elderly and debilitated patients and in patients who are known to be sensitive to CNS depressants, such as those with cardiovascular, pulmonary, renal, or hepatic disease. OPANA ER should be used with caution in patients with mild hepatic impairment and in patients with moderate to severe renal impairment. These patients should be started cautiously with lower doses of OPANA ER while carefully monitoring for side effects.

OPANA ER is not indicated for preemptive analgesia (administration preoperatively for the management of postoperative pain).

The most common adverse drug reactions (≥10%) in clinical trials for OPANA ER were nausea, constipation, dizziness (excluding vertigo), vomiting, pruritus, somnolence, headache, increased sweating, and sedation.

Patients and their families should be instructed to flush any OPANA ER tablets that are no longer needed.

Please visit http://www.endo.com/pdf/products/OPANA ER PI.pdf to see the full OPANA ER prescribing information, including its boxed warning.

Advisors

Lazard acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Endo for this transaction.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ending December 31, 2010
Projected GAAP diluted income per common share	$1.89	To	$1.97
Upfront and milestone-related payments to partners	$0.38		$0.33
Amortization of commercial intangible assets	$0.59		$0.59
Costs incurred in connection with continued efforts to enhance the cost structure of the Company	$0.08		$0.08
Indevus related costs and change in fair value of contingent consideration	$0.01		$0.01
Impairment of indefinite-lived intangibles	$0.11		$0.11
Costs related to the acquisition of HealthTronics, Inc.	$0.30		$0.30
Costs related to the acquisition of Penwest Pharmaceuticals Co.	$0.22		$0.22
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.15		$0.15
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus, HealthTronics and Penwest acquisitions	($0.43)		($0.41)
Diluted adjusted income per common share guidance	$3.30	To	$3.35

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of August 9, 2010 and the acquisition of Penwest Pharmaceuticals Co.

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiary HealthTronics, Inc., please visit www.endo.com.

About Penwest Pharmaceuticals

Penwest is a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations. Penwest’s drug delivery technology is included in OPANA ER, a product for the treatment of moderate to severe chronic pain marketed by Endo Pharmaceuticals. Penwest is also developing A0001, or a-tocopherolquinone, for the treatment of Friedreich’s Ataxia and the MELAS syndrome.

About Grünenthal

Grünenthal is passionate about being the global preferred partner in pain management for patients, health care professionals, and payors. The corporation drives innovation to expand European market leadership in moderate to severe pain. Grünenthal is an independent, family-owned German corporation with companies in 35 countries all over the world. Founded in 1946, the corporation employs about 2,000 people in Germany and approx. 4,900 worldwide. Grünenthal brought in revenues of approximately € 881 million in 2009. More information: www.grunenthal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009, and the general market perception of the acquisition of Penwest and the launch of crush-resistant formulation of long-acting oxymorphone. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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